Merrill Lynch & Co., Inc.
                                                   95 Greene Street
                                                   Jersey City, New Jersey 07302

                                                   December 5, 2002

[LOGO] MERRILL LYNCH

OFICS Filer Support
SEC Operations Center
6432 General Green Way
Alexandria, Virginia 22312-2413

Attention: 1933 Act Filing Desk

Re: Registration Statement No. 333-97937

With reference to the above captioned Registration Statement and in compliance with Rule 424(b)(3) adopted under the Securities Act of 1933, as amended, we enclose herewith for filing, one copy, marked as required, one Prospectus and Prospectus Supplement dated September 25, 2002 relating to Merrill Lynch & Co., Inc. Medium-Term Notes to be used on and after this date. In addition, please reference that this note is not listed on any exchange.

                                       Very truly yours,

                                       /s/ Mark Youngclaus

                                       Mark Youngclaus
                                       Vice President

PROSPECTUS SUPPLEMENT                                         File No. 333-97937
(To Prospectus Supplement and                                 Rule 424(b)(3)
Prospectus dated Sept. 25, 2002)
Prospectus number: 2263


                            Merrill Lynch & Co., Inc.
                           Medium-Term Notes, Series B
                   Due Nine Months or More from Date of Issue

                              Floating Rate Notes

Principal Amount: $50,000,000      Original Issue Date: December 6, 2002

CUSIP Number: 59018YPH8            Stated Maturity Date: December 8, 2003

Interest Calculation:              Day Count Convention:
[X] Regular Floating Rate Note     [X] Actual/360
[ ] Inverse Floating Rate Note     [ ] 30/360
    (Fixed Interest Rate):         [ ] Actual/Actual

Interest Rate Basis:
[ ] LIBOR                          [ ] Commercial Paper Rate
[ ] CMT Rate                       [ ] Eleventh District Cost of Funds Rate
[ ] Prime Rate                     [ ] CD Rate
[X] Federal Funds Open Rate        [ ] Other (see attached)
[ ] Treasury Rate
    Designated CMT Page:               Designated LIBOR Page:
     CMT Telerate Page:                  LIBOR Telerate Page:
     CMT Reuters Page:                   LIBOR Reuters Page:

Index Maturity:          N/A              Minimum Interest Rate: Not Applicable

Spread:                  Plus 0.13%       Maximum Interest Rate: Not Applicable

Initial Interest Rate:   Calculated as    Spread Multiplier: Not Applicable
                         if the Original
                         Issue Date was
                         an Interest Reset
                         Date

Interest Reset Dates:    Each Business Day, commencing December 9, 2002 to but
                         excluding the Stated Maturity Date, subject to the following Business Day convention

Interest Payment Dates:  Quarterly, on the 8th of March, June, September and
                         maturity commencing March 8, 2003; subject to the following business day convention

Fed Funds Open Rate:     The rate for an Intetrest Reset Date shall be the rate
                         set forth on Telerate Page 5 for that day underneath the caption "FEDERAL FUNDS" in the row titled "OPEN".
                         If the rate is not available for an Interest Reset
                         Date, the rate for that Interest Reset Date shall be the Federal Funds Effective rate as published in the
                         H.15 Daily Update.

Repayment at the
Option of the Holder:    The Notes cannot be repaid prior to the Stated
                         Maturity Date.

Redemption at the
Option of the Company:   The Notes cannot be redeemed prior to the Stated
                         Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                 JPMorgan Chase Bank

Dated:                   December 4, 2002